As filed with the Securities and Exchange Commission on April 29, 2016.

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EIGER BIOPHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	33-0971591
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

350 Cambridge Avenue, Suite 350, Palo Alto, CA 94306

(Address, including zip code, of principal executive offices)

(650) 272 6138

(Registrant’s telephone number, including area code)

Eiger Biopharmaceuticals, Inc. 2009 Equity Incentive Plan

Celladon Corporation 2013 Equity Incentive Plan

Celladon Corporation 2013 Employee Stock Purchase Plan

David A. Cory

President and Chief Executive Officer

Eiger BioPharmaceuticals, Inc.

350 Cambridge Ave., Suite 350

Palo Alto, CA 94306

(650) 272-6138

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Glen Y. Sato

Michael E. Tenta

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share
– Eiger BioPharmaceuticals, Inc. 2009 Equity Incentive Plan	270,380 (2)	$1.95 - 20.37 (3)	$889,857.12	$89.62
– Celladon Corporation 2013 Equity Incentive Plan	79,847 (4)	$20.37 (5)	$1,626,483.39	$163.77
– Celladon Corporation 2013 Employee Stock Purchase Plan	15,969 (6)	$20.37 (5)	$325,288.53	$32.76

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.
(2)	Represents shares of common stock reserved for future issuance under the Eiger BioPharmaceuticals, Inc. 2009 Equity Incentive Plan (the “2009 EIP”) and reserved for issuance pursuant to awards outstanding under the 2009 EIP.
(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of (a) the weighted-average exercise price for outstanding options granted pursuant to the 2009 EIP as of the date of this Registration Statement and (b) $20.37, the average of the high and low prices of the Registrant’s common stock as reported on NASDAQ Global Market on April 13, 2016 with respect to the balance of shares to be registered pursuant to the 2009 EIP.

Securities	Number of Shares of Common Stock	Offering Price Per Share		Aggregate Offering Price	Registration Fee
Common Stock, par value $0.001 per share, issuable upon the exercise of outstanding options granted under the 2009 EIP	250,694	$1.95	(3)(a)	$488,853.30	$49.23
Common Stock, par value $0.001 per share, reserved for future grant under the 2009 EIP	19,686	$20.37	(3)(b)	$401,003.82	$40.39

(4)	Represents shares of common stock that were automatically added to the shares authorized for issuance under the Celladon Corporation 2013 Equity Incentive Plan (the “2013 EIP”), on January 1, 2016 pursuant to an “evergreen” provision contained in the 2013 EIP. Pursuant to such provision, on January 1st of each year commencing in 2015 and ending on (and including) January 1, 2023, the number of shares authorized for issuance under the 2013 EIP is automatically increased by a number equal to: (a) 5% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of Common Stock as is determined by the Registrant’s board of directors (the “Board”) for the applicable year.
(5)	Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $20.37 per share, the average of the high and low prices of the Registrant’s common stock on April 13, 2016 as reported on the NASDAQ Global Market.
(6)	Represents shares of common stock that were automatically added to the shares authorized for issuance under the Celladon Corporation 2013 Employee Stock Purchase Plan (the “2013 ESPP”) on January 1, 2016 pursuant to an “evergreen” provision contained in the 2013 ESPP. Pursuant to such provision, on January 1st of each year commencing in 2015 and ending on (and including) January 1, 2023, the number of shares authorized for issuance under the 2013 ESPP is automatically increased by a number equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; (b) 384,307 shares; or (c) such number of shares of Common Stock as is determined by the Board that is less than (a) and (b).

EXPLANATORY NOTE

On March 22, 2016, Eiger BioPharmaceuticals, Inc., formerly known as Celladon Corporation (the “Registrant,” “we,” “us” or “our”), completed its business combination with what was then known as Eiger BioPharmaceuticals, Inc. (“Private Eiger”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of November 18, 2015, by and among the Registrant, Celladon Merger Sub, Inc. (“Merger Sub”) and Private Eiger (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Private Eiger, with Private Eiger surviving as a wholly owned subsidiary of the Registrant (the “Merger”). Pursuant to the Merger Agreement, each option to purchase shares of Private Eiger common stock that was outstanding and unexercised immediately prior to the effective time of the Merger under the 2009 Plan, whether or not vested, was converted into and became an option to purchase shares of Registrant common stock and the Registrant assumed the 2009 Plan.

The Registrant is also filing this Registration Statement on Form S-8 for the purpose of registering an additional (a) 79,847 shares of Common Stock issuable to eligible persons under the 2013 Plan, which Common Stock is in addition to the shares of Common Stock registered on the Registrant’s Form S-8 filed on March 31, 2015 (File No. 333-203154) and January 30, 2014 (File No. 333-193662), and (b) 15,969 shares of Common Stock issuable to eligible persons under the 2013 ESPP, which Common Stock is in addition to the shares of Common Stock registered on the Registrant’s Form S-8 filed on March 31, 2015 (File No. 333-203154) and January 30, 2014 (File No. 333-193662).

PART II

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K (File No. 001-36183) for the fiscal year ended December 31, 2015, filed with the SEC on March 30, 2016 (“Form 10-K”).

(b) The Registrant’s prospectus filed on February 16, 2016, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-4, as amended (File No. 333-208521), which contains audited financial statements of Private Eiger as of December 31, 2014, the latest fiscal year for which such statements have been filed, and pro forma financial information for the nine months ended September 30, 2015, including all material incorporated by reference therein.

(c) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Form 10-K.

(d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36183) filed with the SEC on November 7, 2013, as updated in the Form 10-K with respect to the par value of the Registrant’s Common Stock, and including any other amendments or reports filed for the purposes of updating this description.

(e) All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Registrant will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. However, Delaware law prohibits the Registrant’s certificate of incorporation from limiting the liability of the Registrant’s directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.

The Registrant has entered into indemnification agreements with each of its directors and officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity.

The Registrant may maintain insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his capacity as such. The Registrant has obtained director and officer liability insurance to cover liabilities directors and officers may incur in connection with their services to the Registrant.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Celladon Corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed with the SEC on February 10, 2014).

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Celladon Corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed with the SEC on March 23, 2016)

4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Celladon Corporation (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, filed with the SEC on March 23, 2016)

Exhibit Number	Description

4.4	Amended and Restated Bylaws of Celladon Corporation (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, filed with the SEC on February 10, 2014).

4.5	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1, as amended (File No. 333-191688), originally filed with the SEC on October 29, 2013).

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, independent registered public accounting firm.

23.3	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on the signature page of this Form S-8).

99.1	Eiger BioPharmaceuticals, Inc. 2009 Equity Incentive Plan and Form of Notice of Grant of Stock Option, Stock Option Agreement and Stock Option Exercise Notice thereunder (incorporated by reference to Exhibit 10.44 to the Registration Statement on Form S-4, as amended (File No. 333-208521), originally filed with the SEC on December 14, 2015).

99.2	Celladon Corporation 2013 Equity Incentive Plan and Form of Stock Option Grant Notice, Option Agreement and Notice of Exercise thereunder (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-8 (File No. 333-193662), filed with the SEC on January 30, 2014).

99.3	Celladon Corporation Employee Stock Purchase Plan. (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 (File No. 333-191688), originally filed with the SEC on October 11, 2013).

ITEM 9.	UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the day of April 29, 2016.

EIGER BIOPHARMACEUTICALS, INC.

By:	/s/ David Cory
David Cory President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Cory, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David A. Cory	President, Chief Executive Officer and Director (Principal Executive Officer)	April 29, 2016
David Cory

/s/ James Welch	Chief Financial Officer (Principal Financial and Accounting Officer)	April 29, 2016
James Welch

/s/ Thomas J. Dietz	Chairman of the Board of Directors	April 29, 2016
Thomas J. Dietz

/s/ Edgar G. Engleman	Member of the Board of Directors	April 29, 2016
Edgar G. Engleman

/s/ Nina Kjellson	Member of the Board of Directors	April 29, 2016
Nina Kjellson

/s/ Jeffrey S. Glenn	Member of the Board of Directors	April 29, 2016
Jeffrey S. Glenn

/s/ Charles Bramlage	Member of the Board of Directors	April 29, 2016
Charles Bramlage

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of Celladon Corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed with the SEC on February 10, 2014).

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Celladon Corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed with the SEC on March 23, 2016)

4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation of Celladon Corporation (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, filed with the SEC on March 23, 2016)

4.4	Amended and Restated Bylaws of Celladon Corporation (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, filed with the SEC on February 10, 2014).

4.5	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1, as amended (File No. 333-191688), originally filed with the SEC on October 29, 2013).

5.1	Opinion of Cooley LLP.

23.1	Consent of Cooley LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP, independent registered public accounting firm.

23.3	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on the signature page of this Form S-8).

99.1	Eiger BioPharmaceuticals, Inc. 2009 Equity Incentive Plan and Form of Notice of Grant of Stock Option, Stock Option Agreement and Stock Option Exercise Notice thereunder (incorporated by reference to Exhibit 10.44 to the Registration Statement on Form S-4, as amended (File No. 333-208521), originally filed with the SEC on December 14, 2015).

99.2	Celladon Corporation 2013 Equity Incentive Plan and Form of Stock Option Grant Notice, Option Agreement and Notice of Exercise thereunder (incorporated by reference to Exhibit 99.3 to the Registration Statement on Form S-8 (File No. 333-193662), filed with the SEC on January 30, 2014).

99.3	Celladon Corporation Employee Stock Purchase Plan. (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-1 (File No. 333-191688), originally filed with the SEC on October 11, 2013).